EXHIBIT 5
            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                                 July 24, 1998

Discovery Laboratories, Inc.
3359 Durham Road
Doylestown, Pennsylvania 18901

               Re: Discovery Laboratories, Inc. - Registration Statement for Offering of an Aggregate of 2,272,840 Shares of Common Stock

Dear Ladies and Gentlemen:

   We refer to your Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 2,272,840 shares of the Common Stock of Discovery Laboratories, Inc. (the "Company") issuable in the aggregate under (i) the Company's 1998 Stock Incentive Plan (1,400,959 shares),
(ii) the Acute Therapeutics, Inc. 1996 Stock Option/Stock Issuance Plan, as assumed by the Company (618,345 shares) and (iii) Discovery Laboratories, Inc. 1996 Stock Option/Stock Issuance Plan, as assumed by Ansan Therapeutics, Inc., which subsequently changed its name to Discovery Laboratories, Inc. (253,536 shares) (collectively, the "Plans"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans, and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                  Very truly yours,

                                  /s/ Brobeck, Phleger & Harrison LLP
                                  _______________________________________
                                  BROBECK, PHLEGER & HARRISON LLP